Exhibit (a)(1)(a)

THE GAP, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS AND CASH PAYMENTS

This document constitutes part of the prospectus relating

to The Gap, Inc. 1996 Stock Option and Award Plan, as amended and restated, and

The Gap, Inc. 2002 Stock Option Plan covering securities

that have been registered under the Securities Act of 1933, as amended.

November 23, 2005

THE GAP, INC.

Offer to Exchange Certain

Outstanding Options for New Options and Cash Payments

This offer and your participation and withdrawal rights will expire at 5:00 p.m., Pacific Time, on

December 22, 2005 unless extended.

By this offer, we are giving all eligible employees holding certain outstanding eligible options to purchase shares of our common stock the right to have such options cancelled in exchange for new options and, in some instances, cash payments calculated as set forth below (we refer to this generally as the “offer”). Each eligible employee holding eligible options will be provided with an addendum (referred to as the “Addendum”) setting forth their eligible options. We refer to the new options and, if applicable, cash payments a participant may receive in exchange for his or her eligible options as the “option exchange consideration.”

You are an “eligible employee” only if you are an employee of The Gap, Inc. or our subsidiaries (collectively referred to as Gap Inc., the Company, we, our or us) holding eligible options and remain an employee through the date this offer closes.

Options to purchase common stock are eligible for exchange (“eligible options”) under this offer only if each of the following conditions is met:

•	the options were granted under Gap Inc.’s 1996 Stock Option and Award Plan, as amended and restated, or Gap Inc.’s 2002 Stock Option Plan, as amended and restated (formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program”);

•	the options have an exercise price per share that was less than the average of the high and low stock prices of Gap Inc. common stock (“fair market value”) underlying the options on the options’ date of grant;

•	any portion of the options were unvested as of December 31, 2004;

•	the options are outstanding as of the last date on which this offer remains open for acceptance; and

•	the options are held by an eligible employee.

Note that any options vested prior to January 1, 2005 are not eligible options, and are therefore not included and will retain the original terms under which they were granted.

If you participate in this offer, any eligible options you tender that are accepted for exchange (referred to as “exchanged options”) will be cancelled and replaced with new options (allowing you to purchase the same number of shares), plus, if applicable, cash payments as described in Section 2 of this Offer to Exchange. Whether you will receive cash payments for your exchanged options will depend on the exercise price of the options on the original date of grant, the fair market value of our stock at that time, the fair market value on the date this offer expires, and in some cases, with respect to unvested options, the fair market value on future vesting dates.

New options will be granted on the date that this offer expires under the 1996 Stock Option and Award Plan, as amended and restated, and will be subject to a new option agreement between you and Gap Inc.

The offer is not conditioned upon a minimum number of the outstanding eligible options being tendered for cancellation, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Exchange.

If you elect to tender eligible options for cancellation as described in this Offer to Exchange and if your options are accepted for exchange, we will cancel your eligible options and you will receive the option exchange consideration described herein, less any applicable tax withholding.

New options you receive will carry the same vesting schedule and expiration date as the options they replace, and will be vested to the same extent as the exchanged options. (See Section 9)

You will receive documentation regarding your new options as soon as practicable after the expiration of the offer. Any cash payment owed to you for exchanged options that were vested at the time the offer expires will be paid to you, less any applicable tax withholdings, promptly after the expiration of the offer and this payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Any future cash payments owed to you for any unvested portion of exchanged options at the time the offer expires will be paid to you, less any applicable tax withholdings, over the remaining vesting schedule of the exchanged options, should you remain an employee of Gap Inc. on each relevant vesting date. You will receive the payment as soon as administratively practicable following each such vesting date. Promptly following the expiration of the offer, if applicable, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment over a vesting period.

Our common stock is traded on the New York Stock Exchange under the symbol “GPS.” On November 21, 2005, the closing price of our common stock was $17.47 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 13 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must complete and sign the attached election form, and fax it to Stock Administration (attn: Frank Garcia), at fax number (415) 427-6983, or hand deliver it to Stock Administration (attn: Frank Garcia) at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A. before 5:00 p.m., Pacific Time, on December 22, 2005. Only responses that are complete, signed and actually received by Stock Administration by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express or similar service provider, are not permitted. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of this offer to exchange and the other option exchange program documents to Frank Garcia in Stock Administration or Ken Kennedy in Compensation at:

Frank Garcia The Gap, Inc. 2 Folsom Street San Francisco, CA 94105 (415) 427-4697	or	Ken Kennedy The Gap, Inc. 901 Cherry Avenue San Bruno, CA 94066 (415) 874-6951

Offer to Exchange dated November 23, 2005.

You should rely only on the information contained in this offer to exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction in which the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND Q&A		1

RISKS OF PARTICIPATING IN THE OFFER		13

THE OFFER		19

1.	Eligibility	19

2.	Number of options; expiration date	19

3.	Purpose of the offer	22

4.	Procedures for electing to exchange options	24

5.	Withdrawal rights and change of election	25

6.	Acceptance of options for exchange and issuance of new options and cash payments	26

7.	Conditions of the offer	27

8.	Price range of shares underlying the options	29

9.	Source and amount of consideration; terms of new options	30

10.	Information concerning Gap Inc.	33

11.	Interests of directors and executive officers; transactions and arrangements concerning the options	34

12.	Status of options acquired by us in the offer; accounting consequences of the offer	35

13.	Legal matters; regulatory approvals	35

14.	Material U.S. federal income tax consequences	36

15.	Extension of offer; termination; amendment	38

16.	Fees and expenses	39

17.	Additional information	39

18.	Financial statements	40

19.	Miscellaneous	40

SCHEDULE A	Information Concerning the Executive Officers and Directors of Gap Inc.	A-1

SCHEDULE B	Summary Financial Statements of The Gap, Inc.	B-1

i

SUMMARY TERM SHEET AND Q&A

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying letter from Ken Kennedy dated November 23, 2005, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Index to Summary of Terms

		Page #
1.	What is the offer?	3

2.	Who is eligible to participate in this offer?	4

3.	Which options are eligible for exchange in this offer?	4

4.	How do I participate in this offer?	4

5.	Why is Gap Inc. making this offer?	5

6.	If I decide to participate in the offer, what will happen to my current eligible options?	6

7.	What will I receive in exchange for my tendered options?	6

8.	When will I receive my new options and cash payments?	7

9.	When will my new options and cash payments vest?	8

10.	Am I required to participate in this offer?	8

11.	Are there circumstances under which I would not be granted new options or receive a cash payment?	8

12.	What will be the exercise price of my new options?	8

13.	Are there any tax consequences to my participation in the offer?	9

14.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	9

15.	If I hold multiple eligible options, can I choose which options I want to exchange?	9

16.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	9

17.	Once my exchanged options are cancelled, is there anything I must do to receive the new options or cash payments?	10

18.	How will Gap Inc. confirm to me that my election form or withdrawal form has been received?	10

19.	Can I exchange shares of Gap Inc. common stock that I acquired upon exercise of Gap Inc. options?	10

20.	Is this a repricing of options?	10

21.	Will I be required to give up all of my rights under the exchanged options?	10

22.	Will the terms and conditions of my new options be the same as my exchanged options?	10

23.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted for exchange?	11

24.	How does Gap Inc. determine whether options have been properly tendered?	11

25.	Will my new options be incentive stock options or nonstatutory stock options for United States tax purposes?	11

26.	When will my new options expire?	11

27.	Will I receive a new option agreement?	11

28.	Are there any conditions to this offer?	11

29.	If you extend the offer, how will you notify me?	11

30.	How will you notify me if the offer is changed?	12

31.	Can I change my mind and withdraw from this offer?	12

32.	How do I withdraw my election?	12

33.	What if I withdraw my election and then decide again that I want to participate in this offer?	12

34.	How should I decide whether or not to exchange my eligible options?	12

35.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?	12

1.	What is the offer?

This offer is a voluntary opportunity for eligible employees to exchange outstanding, eligible options for new options and, if applicable, cash payments, as described in the following questions and answers, and in more detail in the remainder of this Offer to Exchange document and the other offer documents.

Terms Used in This Offer

The following are some terms that are frequently used in this Offer to Exchange document.

•	“Addendum” refers to the document that will be provided to each eligible employee that holds eligible options. The Addendum will list that employee’s eligible options.

•	“cancellation date” refers to the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be December 22, 2005, unless the offer is extended. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“eligible employee” refers to an employee of The Gap, Inc. or our subsidiaries (collectively referred to as Gap Inc., the Company, we, our or us) who holds eligible options and remains an employee through the expiration date.

•	“eligible options” refers to all options that may be exchanged under this offer, as described in Q&A 3 and Section 1 of the Offer to Exchange document.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“executive officers” refers to those officers of Gap Inc. listed on Schedule A to this offer to exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

•	“expiration date” or “offer expiration date” refers to the date that this offer expires. The expiration date will be December 22, 2005 at 5:00 p.m., Pacific Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the terms “expiration date” and “offer expiration date” will refer to the time and date at which the extended offer expires.

•	“fair market value” refers to the price of a share of Gap Inc. common stock, as determined by the average of the high and low stock prices of Gap Inc. common stock on a particular day as reported by the New York Stock Exchange.

•	“new option grant date” refers to the date when new options will be granted. We expect that the new option grant date will be December 22, 2005, which is the same date as the expiration date. If the expiration date is extended, then the new option grant date will be similarly extended.

•	“new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on November 23, 2005 and end at 5:00 p.m., Pacific Time, on December 22, 2005, unless the offer is extended.

•	“option exchange consideration” means the total consideration you may receive in exchange for your exchanged options. The option exchange consideration you may receive for exchanged options includes new options and may, if applicable, also include cash payments.

2.	Who is eligible to participate in this offer?

You may participate in this offer if you are an employee of Gap Inc. (which for purposes of this offer includes our subsidiaries) and you hold eligible options at the time of this offer and you remain an employee of Gap Inc. or a successor entity through the expiration date. Only employees in the United States hold eligible options. To receive the option exchange consideration, you must remain an employee of Gap Inc. through the offer expiration date. (See Section 1)

3.	Which options are eligible for exchange in this offer?

Options to purchase common stock are considered eligible options under this offer only if each of the following conditions is met:

•	the options were granted under Gap Inc.’s 1996 Stock Option and Award Plan, as amended and restated, or Gap Inc.’s 2002 Stock Option Plan, as amended and restated (formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program”);

•	the options have an exercise price per share that was less than the fair market value per share of the common stock underlying the options on the options’ date of grant;

•	any portion of the options was unvested as of December 31, 2004;

•	the options are outstanding as of the last date on which this offer remains open for acceptance; and

•	the options are held by an eligible employee.

Note that any options that vested prior to January 1, 2005 are not eligible options, and are therefore not included and will retain the original terms under which they are granted.

4.	How do I participate in this offer?

If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on December 22, 2005 (the expiration date):

1.	Properly complete and sign the attached election form.

2.	Deliver the completed and signed election form to Stock Administration (attn: Frank Garcia) either via facsimile at (415) 427-6983 or by hand to The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A.

To help you review your outstanding eligible options, we will provide you with an Addendum listing your eligible options. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer, we will accept all properly tendered options. (See Section 4)

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on December 22, 2005, unless we extend the offer past that time, in which case your election will become irrevocable after the new expiration date.

If we extend this offer, we will send you an e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

Only responses that are complete, signed and actually received by Stock Administration by the deadline will be accepted. Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) and Federal Express or a similar service provider, are not permitted. The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form.

5.	Why is Gap Inc. making this offer?

We are making this offer to help eligible employees avoid unintended and unfavorable tax consequences related to their eligible options.

In September 2005, the U.S. Treasury Department and Internal Revenue Service issued proposed regulations under Section 409A of the Internal Revenue Code, which was added by the American Jobs Creation Act of 2004. The proposed regulations covering Section 409A provide that stock options that vest after December 31, 2004 that were issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) generally are deferred compensation that is not compliant with Section 409A and will likely result in income recognition by the optionee prior to exercise, an additional twenty percent (20%) income tax, and potential interest charges. The eligible options were granted at prices less than the fair market value on the date of grant and, therefore, if not exchanged would likely subject the optionees to income recognition before the options are exercised and the additional tax. Because the proposed regulations do not explicitly address this, it is unclear how the amount of taxable income and the additional twenty percent (20%) income tax will be calculated, but we think that it is likely that the amount of the discount will be taxed when the options vest and it is possible that during each subsequent tax year, any increase in value of the underlying stock would be taxed. In addition, Section 409A provides that any interest obligation to the IRS that may result from underpayment of these additional taxes will be determined at the rate that normally applies to tax underpayments plus an additional one percent.

In the past, we granted discounted options on a select basis to attract and/or retain key executives as part of their overall compensation packages (this includes 13 of the 36 eligible employees). For example, upon the initial employment of Paul Pressler, our CEO, the Compensation and Management Development Committee of the Board of Directors granted him a combination of discount options, such as those subject to this offer, but also granted him options with an exercise price equal to the then current fair market value, and “premium price” options (i.e. options with an exercise price greater than the then current fair market value). The efforts by Gap Inc. to design compensation awards such as Mr. Pressler’s award, that create appropriate long-term incentives have been recognized outside the Company. For example, in a November 19, 2002 column in “Bloomberg News,” entitled “Gap Breaks the Mold With CEO Pay,” Graef Crystal cited favorably the Company’s innovative stock option package granted to Mr. Pressler. Mr. Crystal said that the award’s “stringent vesting restrictions make the options more of a long-term incentive – which is what it’s supposed to be – and the option grants don’t come with a huge front-end bonus.” He also said that “Gap’s inventive approach comes close to reconciling the ultimately irreconcilable desires of both shareholders and the new CEO.”

The remaining 23 of the 36 eligible employees subject to this offer received slightly discounted options solely to correct an administrative oversight in the grant recommendation process. This oversight inadvertently excluded these employees from the list presented for approval when fair market value options were granted. The grants were made at a later date at a price that put the employees in the same position they would have been if they had not been missed in the grant recommendation process. However, the fact that these options were made as of a later date resulted in such employees receiving discounted options.

Unfortunately, the recently enacted tax legislation under the American Jobs Creation Act of 2004 and proposed tax regulations provide that these options are likely to cause the optionees, including Mr. Pressler, to be subjected to significantly unfavorable tax consequences that were not anticipated at the time of the grant of the options. If the options are cancelled and new options issued, along with cash payments (all as described in this offer)

where applicable, the unfavorable tax consequences as described in Section 14 will be eliminated and the Company’s incentive and retention goals for these options will be maintained.

We have designed this offer in a way that is specifically contemplated by the Treasury Department and the Internal Revenue Service in the proposed regulations to avoid unfavorable tax consequences under the recent legislation, yet preserve as best as practicable the economic characteristics originally contemplated when the option grants were made. To accommodate the intended option exchange consideration, which may include cash payments, the proposed regulations require us to make this offer and issue the option exchange consideration prior to December 31, 2005.

The Compensation and Management Development Committee’s independent compensation consultant, George Paulin of Frederic W. Cook & Co., Inc., endorsed this offer. Mr. Paulin believes that the offer is reasonable and appropriately reflects the objective that guided the Committee, which was to treat employees fairly by preserving as closely as practicable the economic characteristics that were contemplated when the grants were originally made. The offer appropriately aligns with the spirit and requirements of the new tax regulations for amending past practice to comply, and maintains the employment retention and employee ownership characteristics of the original grants. The Committee has approved this offer.

6.	If I decide to participate in the offer, what will happen to my current eligible options?

If you elect to participate in the offer and have your options exchanged, your eligible options will be cancelled on the same day as the expiration date. We refer to this date as the cancellation date. The cancellation date will be December 22, 2005, unless the offer period is extended. As of that same date, you will become entitled to receive the option exchange consideration described below in Q&A 7, subject to any applicable vesting. (See Section 6)

Note that any options that vested prior to January 1, 2005 are not eligible options, and are therefore not included and will retain the original terms under which they were granted.

7.	What will I receive in exchange for my tendered options?

You will receive one (1) new option for every one (1) exchanged option. For purposes of this offer, the term “option” generally refers to an option to purchase one share of our common stock. In addition, certain eligible employees will be entitled to receive cash payments. Each new option will be granted on the new option grant date (expected to be December 22, 2005) under the 1996 Stock Option and Award Plan, as amended and restated. Whether you will receive cash payments for your exchanged options will depend on the exercise price of those options on the original date of grant, the fair market value of our stock at that time, the fair market value on the date the offer expires, and in some cases, with respect to unvested options, the fair market value on future vesting dates.

The eligible options each belong to one of three categories:

•	“Category 1” Options are those eligible options with an original grant date fair market value that is equal to or less than the fair market value on the offer expiration date;

•	“Category 2” Options are those eligible options with an original grant date fair market value that is greater than the fair market value on the offer expiration date and an exercise price that is less than the fair market value on the offer expiration date;

•	“Category 3” Options are those eligible options with an exercise price equal to or greater than the fair market value on the offer expiration date.

Option Category	Summary of Option Exchange Consideration

Category 1

1.      You will be granted an equivalent number of new options with an exercise price equal to the fair market value of a share of our common stock on the original grant date.

2.      For any vested options, you will receive a cash payment promptly after the offer expiration date based on the difference between the original grant date fair market value and the original exercise price.

3.      For any unvested options, you will receive cash payments promptly after future vesting dates based on the difference between the original grant date fair market value and the original exercise price or, if lower, the difference between the fair market value on the future vesting date and the original exercise price.

Category 2

1.      You will be granted an equivalent number of new options with an exercise price equal to the fair market value of a share of our common stock on the offer expiration date.

2.      For any vested options, you will receive a cash payment promptly after the offer expiration date based on the difference between the fair market value on the offer expiration date and the original exercise price.

3.      For any unvested options, you will receive cash payments promptly after future vesting dates based on the difference between the fair market value on the offer expiration date and the original exercise price or, if lower, the difference between the fair market value on the future vesting date and the original exercise price.

Category 3	1. You will be granted a new option with an exercise price equal to the original exercise price. No cash payments are made.

Please note that if you are not employed by the Company on a date when you are supposed to receive a cash payment or vest in a portion of an option grant, you will not receive any payment that would have been made, or vest in any portion of an option grant that otherwise would have vested, on that date. (See Section 2)

8.	When will I receive my new options and cash payments?

We will grant the new options on the new option grant date. We expect that the new option grant date will be December 22, 2005. The new option grant date will be the same date as the date on which this offer expires and your exchanged options are cancelled. If the expiration date is delayed, the new option grant date will be similarly delayed. (See Section 6)

Promptly after the expiration of the offer, we will send you documentation regarding your new options. Any cash payments owed to you for exchanged options that were vested at the time the offer expires will be paid to you, less any applicable tax withholdings, promptly after the expiration of the offer and these payments will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Any cash payments owed to you for exchanged options that were not vested at the time the offer expires will be paid to you, less any applicable tax withholdings, over the remaining vesting schedule of the exchanged options, provided that you remain an employee on each relevant vesting date. Promptly following the expiration of the offer, if applicable, we will send you a “Promise to Make Cash Payment” evidencing your right to receive cash payments promptly after future vesting dates. If you do not receive a Promise to Make Cash Payment within seven (7) U.S. business days after the expiration date, please contact Frank Garcia by telephone at (415) 427-4697. You will receive payments promptly following each such vesting date. (See Section 6)

9.	When will my new options and cash payments vest?

New options will be scheduled to vest according to the schedule of the exchanged options. That means that upon grant your new options will be vested to the same extent and will continue to vest at the same rate as the exchanged options they replace. Vesting is subject to your continued employment through each relevant vesting date. (See Section 9)

Cash payments, if you are entitled to any pursuant to this offer, also will be scheduled to vest according to the schedule of the exchanged options they replace, subject to your continued employment through each relevant vesting date. (See Section 9)

10.	Am I required to participate in this offer?

No. Participation in this offer is completely voluntary. In addition, see Section 14 for the material U.S. federal income tax consequences of participating in the offer and not participating in the offer.

11.	Are there circumstances under which I would not be granted new options or receive cash payments?

Yes. If, for any reason, you are no longer an employee of Gap Inc. on the new option grant date, you will not receive any new options or cash payments. If you exchange Category 1 or Category 2 options that are unvested and if you are no longer an employee of Gap Inc. on a future date that the original options would have vested, you will not receive future cash payments as detailed in Section 2. Unless you have an express written contract with the company signed by an authorized officer of the company, your employment with Gap Inc. will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1 and Section 2)

Moreover, even if you accept this offer, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or NYSE rules. We do not anticipate any such prohibitions at this time. (See Section 13)

12.	What will be the exercise price of my new options?

The exercise price of the new options will depend on the category into which the eligible options fall (See Section 2). New options granted with respect to eligible options that are Category 1 options will have an exercise price per share equal to the fair market value of our common stock on the exchanged option’s original grant date. New options that are granted with respect to eligible options that are Category 3 options will have an exercise price per share equal to the exercise price of the exchanged options. New options that are granted with respect to eligible options that are Category 2 options will have an exercise price per share equal to the fair market value of our common stock on the new option grant date, which will be the fair market value of our common stock on the offer expiration date. The new option grant date is expected to be December 22, 2005. As a result, we cannot predict the exercise price of new options granted in exchange for Category 2 options. (See Section 9)

13.	Are there any tax consequences to my participation in the offer?

If you participate in the offer, you should not be required to recognize income for U.S. federal income tax purposes with respect to your new options at the time of the option exchange. However, you will have taxable income at the time and to the extent you receive any cash payments on the offer expiration date or future vesting dates, if applicable. (See Section 2) In addition, you may have taxable income when you exercise your new options or when you sell your shares. (See Section 14)

In addition, as a result of participation in this offer, you may avoid the potentially adverse tax consequences associated with your eligible options. Based on our interpretation of guidance issued by the Treasury Department, an exception to the tax treatment described in Q&A 5 may apply to you to the extent that you exercise your eligible options on or before December 31, 2005. Guidance issued by the Treasury Department that accompanies the proposed tax regulations indicates that exercise of eligible options by such date will remove the exercised options from application of the rules imposed by Section 409A that otherwise would result in income recognition, the 20% additional tax, and potential interest charges. Note that this exception does not apply to eligible options that either vest or are exercised after December 31, 2005. Because the application of this exception will depend on your particular grant and financial situation, we recommend that you consult your tax advisor or The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor for assistance on how this may affect your individual situation. See Q&A 5 and Section 14 for more detail on the potential tax consequences of participating or not participating in this offer.

14.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

No. Your election to participate or not participate in the offer will not have any effect on your ability to receive future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

15.	If I hold multiple eligible options, can I choose which options I want to exchange?

Yes. You may choose to exchange any of your outstanding, eligible options. However, you must exchange all of your eligible options under each respective option grant tendered, except as described below and in Q&A 16. If you have exercised a portion of your eligible options, your election will apply to the portion that remains outstanding and unexercised. (See Section 2)

We will accept partial tenders of option grants only if that grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). (See Q&A 16)

16.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

If you are an eligible employee and have eligible options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of Gap Inc. beneficially owns a portion of those options, you may tender only the portion of those options that are beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer to exchange (even if legal title to that portion of those options is held by you and you are an eligible employee).

For instance, if you are an eligible employee and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the exchange at all. This is your only choice with respect to this option grant. (See Section 2)

17.	Once my exchanged options are cancelled, is there anything I must do to receive the new options or cash payments?

Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options and, if applicable, initial cash payment. Your new options will be granted to you on the same day that the exchanged options are cancelled and, if applicable, any initial cash payment will be paid as soon as practicable thereafter. In order to receive any future cash payments, if any are applicable, you will need to remain an employee through the applicable vesting date(s), as described in Q&A 8. (See Section 1)

18.	How will Gap Inc. confirm to me that my election form or withdrawal form has been received?

We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form.

19.	Can I exchange shares of Gap Inc. common stock that I acquired upon exercise of Gap Inc. options?

No. This offer relates only to outstanding Gap Inc. options. You may not exchange shares of Gap Inc. common stock in this offer. (See Section 2)

20.	Is this a repricing of options?

This is an exchange offer, but it is considered a repricing of options under current accounting and Securities and Exchange Commission rules. See Section 12 for more information on the accounting treatment of this offer.

21.	Will I be required to give up all of my rights under the exchanged options?

Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the same day as the expiration date, unless we extend the offering period. We refer to this date as the cancellation date. We expect that the cancellation date will be December 22, 2005. (See Section 6)

22.	Will the terms and conditions of my new options be the same as my exchanged options?

If your exchanged options were granted under the 1996 Stock Option and Award Plan, as amended and restated, the terms and conditions of the new options granted in exchange for these exchanged options will remain the same (except for the exercise price).

If your exchanged options were granted under Gap Inc.’s 2002 Stock Option Plan, as amended and restated (formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program”), the terms and conditions of your new options may vary from the terms and conditions of your exchanged options, because all new options will be granted under the 1996 Stock Option and Award Plan; however, such changes generally will not substantially or adversely affect your rights. (See Section 9)

23.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted for exchange?

If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted for exchange, your existing options will (1) remain outstanding until they expire by their terms, (2) retain their current exercise price, and (3) retain their current vesting schedule. Pursuant to the new tax regulations described herein, you may be required to recognize ordinary income before the options are exercised and in such case will also be subject to an additional twenty percent (20%) tax and potential interest charges. (See Section 14)

24.	How does Gap Inc. determine whether options have been properly tendered?

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options tendered in response to this offer. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

25.	Will my new options be incentive stock options or nonstatutory stock options for United States tax purposes?

The new options will be nonstatutory options of the same type (for U.S. tax purposes) as the exchanged options which they replace.

We recommend that you consult The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor to discuss the personal tax consequences of nonstatutory stock options. (See Sections 9 and 14)

26.	When will my new options expire?

Your new options will expire on the same date as the scheduled expiration of your exchanged options, or earlier upon your termination of employment with Gap Inc. (See Section 9)

27.	Will I receive a new option agreement?

Yes. All new options will be subject to a new option agreement between you and Gap Inc. (See Section 9)

28.	Are there any conditions to this offer?

Yes. The implementation of this offer is not conditioned upon a minimum number of eligible options being tendered. However, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. (See Section 7)

29.	If you extend the offer, how will you notify me?

If we extend this offer, we will send you an e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

30.	How will you notify me if the offer is changed?

If we change the offer, we will send you an e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Sections 2 and 15)

31.	Can I change my mind and withdraw from this offer?

Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the offer expiration date. If we extend the offer expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the offer expiration date. (See Section 5)

32.	How do I withdraw my election?

To withdraw your election, you must do the following before the offer expiration date:

1.	Properly complete and sign the attached withdrawal form.

2.	Deliver the completed and signed withdrawal form to Stock Administration (attn: Frank Garcia) either via facsimile at (415) 427-6983 or by hand at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A. (See Section 5)

33.	What if I withdraw my election and then decide again that I want to participate in this offer?

If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the offer expiration date. The new election form must be signed and dated after the date of your withdrawal form. (See Q&A 4 and Section 5)

34.	How should I decide whether or not to exchange my eligible options?

We understand that the decision regarding whether or not to exchange your eligible options in this offer will be a complex one for employees. The program does carry risks (see “Risks of Participating in the Offer” on page 13 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14), than what we are offering in exchange. So, the decision to participate in the offer must be each individual employee’s own. We recommend that you consult with The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor to help determine if participation in this offer is right for you. (See Section 3)

35.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

For additional information or assistance, you should contact one of the following individuals (See Section 10):

Frank Garcia The Gap, Inc. 2 Folsom Street San Francisco, CA 94105 (415) 427-4697	or	Ken Kennedy The Gap, Inc. 901 Cherry Avenue San Bruno, CA 94066 (415) 874-6951

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. These risks and the risk factors in part I of our Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended July 30, 2005, filed with the Securities and Exchange Commission (SEC) highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC filings referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” and similar expressions as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this offer to exchange. You should carefully consider these risks, in addition to the other information in this offer to exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as our most recent Forms 10-K, 10-Qs and 8-Ks. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If you exchange any unvested Category 1 or Category 2 options, any cash payments you are eligible to receive with respect to those unvested options is/are subject to a vesting schedule.

If you choose to exchange any options that are Category 1 or Category 2 options, you may be eligible for cash payments with respect to those exchanged options. With respect to any of these exchanged options that are not fully vested, cash payments will be subject to the same vesting schedule as the exchanged options. Accordingly, if you are not an employee of Gap Inc. through each vesting date, you will not receive any cash payments that would be paid after the date that you cease employment.

If you exchange any unvested Category 1 or Category 2 options, and on a future vesting date the fair market value is lower than the exercise price for the options granted as part of the option exchange consideration, you may not realize the same economic benefit as you would have realized with the exchanged options.

For Category 1 options, cash payments on future vesting dates are determined by multiplying the number of exchanged options that were scheduled to vest on that date, by the difference between the original grant date fair market value (or if lower, the fair market value on the future vesting date) and the exercise price of the exchanged options. For Category 2 options, cash payments on future vesting dates are determined by multiplying the number of exchanged options that were scheduled to vest on that date, by the difference between the offer expiration date fair market value (or if lower, the fair market value on the future vesting date) and the exercise price of the exchanged options. This means that, if the fair market value on the future vesting date is lower than the original grant date fair market value in the case of Category 1 options or lower than the offer expiration date fair market value in the case of Category 2 options, the option holder may realize less value than if the options are not exchanged and the fair market value subsequently increases following the future vesting date.

If you exchange your options, there is no guarantee that in the future you will be in a better economic position than you would be if you do not exchange your eligible options.

The option exchange consideration, which may include cash payments, was designed in a way that preserves as best as practicable the economic characteristics originally contemplated when the options were originally granted. However, certain future events such as the change in stock price described above may result in a lower value realized in the future than you might have realized had you kept your exchanged options (even after taking the adverse tax consequences into account). Please consult The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor for assistance on how this may affect your individual situation.

Tax-Related Risks

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor for assistance on how this may affect your individual situation.

Tax-related risks with respect to treatment of this offer or if tax laws should change in the future.

Although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the Internal Revenue Service to avoid adverse tax treatment under the American Jobs Creation Act of 2004, there can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your new options. In that event, Gap Inc. cannot provide any assurance that a similar offer such as this one will be made.

Taxable events even if new options granted are not exercised.

Any cash payments received for Category 1 and Category 2 options will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the years you receive cash payments. Please consult The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor for assistance on how this may affect your individual situation.

State and local tax risks.

The discussion in Section 14 describes the material U.S. federal income tax consequences if you participate in the offer and if you do not participate in the offer. The state and local tax consequences may differ. We recommend that you consult The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Business-Related Risks

We must successfully gauge fashion trends and changing consumer preferences to succeed.

Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies customer demand in a timely manner. The global specialty retail business fluctuates according to changes in consumer preferences dictated, in part, by fashion and season. To the extent we misjudge the market for our merchandise or the products suitable for local markets, our sales will be adversely affected and the markdowns required to move the resulting excess inventory will adversely affect our operating results. In prior years, a disproportionate part of our past product offerings may have been too fashion-forward for our broad and diverse customer base. While we believe our current strategies and initiatives appropriately address these issues, merchandise misjudgments could have a material adverse effect on our image with our customers and on our operating results.

Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising, marketing and other functions. Competition for this personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

Fluctuations in the global specialty retail business especially affect the inventory owned by apparel retailers, since merchandise usually must be ordered well in advance of the season and frequently before fashion trends are evidenced by customer purchases. In addition, the cyclical nature of the global specialty retail business requires us to carry a significant amount of inventory, especially prior to peak selling seasons when we build up our inventory levels. We must enter into contracts for the purchase and manufacture of merchandise well in advance of the applicable selling season. As a result, we are vulnerable to demand and pricing shifts and to suboptimal selection and timing of merchandise purchases. In the past, we have not always predicted our customers’ preferences and acceptance levels of our fashion items with accuracy. In addition, lead times for many of our purchases are long, which may make it more difficult for us to respond rapidly to new or changing fashion trends or consumer acceptance for our products. If sales do not meet expectations, too much inventory may cause excessive markdowns and, therefore, lower than planned margins.

Our business is highly competitive and depends on consumer spending patterns.

The global specialty retail industry is highly competitive. We compete with national and local department stores, specialty and discount store chains, independent retail stores and internet businesses that market similar lines of merchandise. We face a variety of competitive challenges including:

•	anticipating and quickly responding to changing consumer demands;

•	maintaining favorable brand recognition and effectively marketing our products to consumers in several diverse market segments;

•	developing innovative, high-quality products in sizes, colors and styles that appeal to consumers of varying age groups and tastes;

•	sourcing merchandise efficiently;

•	competitively pricing our products and achieving customer perception of value; and

•	providing strong and effective marketing support.

Our business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions such as recessionary environments, the levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Declines in consumer spending on apparel and accessories could have an adverse effect on our operating results.

We are also faced with competition in European, Japanese and Canadian markets from established regional and national chains. Our success in these markets depends on determining a sustainable profit formula to build brand loyalty and gain market share in these especially challenging retail environments. If international business is not successful or if we cannot effectively take advantage of international growth opportunities, our results of operations could be adversely affected.

The market for prime real estate is competitive.

Our ability to effectively obtain real estate to open new stores depends upon the availability of real estate that meets our criteria and our ability to negotiate terms that meet our financial targets. In addition, we must be able to effectively renew our existing store leases. Failure to secure real estate locations adequate to meet annual targets as well as effectively manage the profitability of our existing fleet of stores could have a material adverse effect on our results of operations.

We experience fluctuations in our comparable store sales and margins.

Our continued success depends, in part, upon our ability to continue to further improve sales, as well as both gross margins and operating margins. Our comparable store sales have fluctuated significantly in the past on an annual, quarterly and monthly basis, and we expect that they will continue to fluctuate in the future. For example, over the past four years, our quarterly comparable store sales have ranged from a decrease of 17% in the first fiscal quarter of fiscal 2002 to an increase of 12% in the first fiscal quarter of 2003 to a decrease of 7% in the third fiscal quarter of 2005. A variety of factors affect comparable store sales, including fashion trends, competition, current economic conditions, the timing of release of new merchandise and promotional events, changes in our merchandise mix, the success of marketing programs and weather conditions. These factors may cause our comparable store sales results to differ materially from prior periods and from expectations. Over the past five years our reported gross margins have ranged from 37% in fiscal 2000 to 30% in fiscal 2001 to 34% in fiscal 2002 to 38% in fiscal 2003 to 39% in fiscal 2004. In addition, over the past five years our reported operating margins, have ranged from 10.1% in fiscal 2000 to 2.2% in fiscal 2001 to 7.0% in fiscal 2002 to 11.9% in fiscal 2003 to 12.2% in fiscal 2004.

Our ability to deliver healthy comparable store sales results and margins depends in large part on accurately forecasting demand and fashion trends, selecting effective marketing techniques, providing an appropriate mix of merchandise for our broad and diverse customer base, managing inventory effectively, using more effective pricing strategies, and optimizing store performance by closing under performing stores. Any failure to meet the expectations of investors, security analysts or credit rating agencies in one or more future periods could reduce the market price of our common stock and cause our credit ratings to decline.

Changes in our credit ratings may have a negative or positive impact on our financing costs and structure in future periods.

In November 2001, we issued $500 million aggregate principal amount of debt securities of which only $138 million remains outstanding at November 21, 2005 at an original annual interest rate of 8.80%, due December 15, 2008 (the “notes”). The interest rate payable on the notes is subject to adjustment from time to time if either Moody’s Investors Service (“Moody’s”) or Standard & Poor’s Rating Service (“Standard & Poor’s”) reduces the rating ascribed to the notes below Baa2, in the case of Moody’s, or below BBB+, in the case of Standard & Poor’s. The interest rate on the notes increases by 0.25% for each rating category downgrade by either rating agency. In addition, if Moody’s or Standard & Poor’s subsequently increases the rating ascribed to the notes, the ongoing interest rate then payable on the notes decreases by 0.25% for each rating category upgrade by either rating agency up to Baa2, in the case of Moody’s, or BBB+, in the case of Standard & Poor’s. In no event will the interest rate be reduced below the original interest rate payable on the notes. As a result of downgrades to our long-term credit ratings, the interest rate payable by us on the notes is 9.55%. Given our current credit ratings, we do not have meaningful access to the commercial paper market. Any future reduction in our long-term senior unsecured credit rating could result in reduced access to the capital markets and higher interest costs on future financings.

Trade matters and IT systems changes may disrupt our supply chain.

We cannot predict whether any of the countries in which our merchandise currently is manufactured or may be manufactured in the future will be subject to additional trade restrictions imposed by the U.S. and other foreign governments, including the likelihood, type or effect of any such restrictions. Trade restrictions, including increased tariffs or quotas, embargoes, safeguards and customs restrictions, against apparel items, as well as U.S. or foreign labor strikes, work stoppages or boycotts, could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition and results of operations. Although the quota system established by the Agreement on Textiles and Clothing was completely phased out for World Trade Organization countries effective January 1, 2005, there can be no assurances that restrictions will not be reestablished for certain categories in specific countries. We are unable to determine the impact of the changes to the quota system on our global sourcing operations, including China. Our sourcing operations may be adversely affected by trade limits or political and financial instability resulting in the disruption of trade from exporting countries, significant fluctuation in the value of the U.S. dollar against foreign currencies, restrictions on the transfer of funds and/or other trade disruptions.

In fiscal 2004, approximately 18% of our total merchandise units (representing approximately 19% of total cost) was made in China, with the remainder coming from more than 50 other countries. Any event causing disruption of imports from China or other foreign countries, including the imposition of additional import restrictions, could have a material adverse effect on our operations.

Our success depends, in large part, on our ability to source and distribute merchandise efficiently. We continue to evaluate and are currently implementing modifications and upgrades to our information technology systems supporting the product pipeline, including merchandise planning and forecasting, inventory and price management. Modifications involve replacing legacy systems with successor systems or making changes to legacy systems. We are aware of inherent risks associated with replacing and changing these core systems, including accurately capturing data and possibly encountering supply chain disruptions, and believe we are taking appropriate action to mitigate the risks through testing, training and staging implementation as well as securing appropriate commercial contracts with third-party vendors supplying such replacement technologies. The launch of these successor systems will take place in a phased approach over an approximate five-year period that began in 2002. Although we are on track with the replacement of our systems, there can be no assurances that we will successfully launch these new systems as planned or that they will occur without supply chain or other disruptions. Supply chain disruptions, if not anticipated and appropriately mitigated, could have a material adverse effect on our operations.

We are implementing certain other changes to our IT systems that may disrupt operations.

In addition to modifying and replacing our systems related to sourcing and distributing merchandise, we continue to evaluate and are currently implementing modifications and upgrades to our information technology systems for point of sales (cash registers), real estate, and human resources. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. We are aware of inherent risks associated with replacing these systems, including accurately capturing data and system disruptions, and believe we are taking appropriate action to mitigate the risks through testing, training and staging implementation as well as securing appropriate commercial contracts with third-party vendors supplying such replacement technologies. The launch of these successor systems will take place in a phased approach over an approximate five year period that began in 2002. In 2004 we completed installation of our new point of sales system in all of our domestic stores, implemented our global financial systems, and replaced our lease management systems. Although we are on track with replacement of our systems, there can be no assurances that we will successfully launch the remaining systems as planned or that they will occur without disruptions to operations. Information technology system disruptions, if not anticipated and appropriately mitigated, could have a material adverse effect on our operations.

Our growth is dependent on strategy development.

Our ability to grow our existing brands and develop or identify new growth opportunities depends in part on our ability to appropriately identify, develop and effectively execute strategies and initiatives. Failure to effectively identify, develop and execute strategies and initiatives may lead to increased operating costs without offsetting benefits and could have a material adverse effect on our results of operations.

To remain competitive, we must attract, develop and retain skilled employees.

To remain competitive in the apparel retail industry we must attract, develop and retain skilled employees, including executives. Competition for such personnel is intense. Our success is dependent to a significant degree on the continued contributions of key employees. The inability to develop effective plans to motivate, develop and retain key personnel could lead to unexpected loss of personnel and could have a material adverse effect on our results of operations.

We are subject to various legal actions.

As a multinational company, we are subject to various proceedings, lawsuits, disputes and claims (Actions) arising in the ordinary course of our business. Many of these Actions raise complex factual and legal issues and are subject to uncertainties. Actions filed against us include commercial, intellectual property, customer, and labor and employment related claims, including class action lawsuits in which plaintiffs allege that we violated federal and state wage and hour and other laws. The plaintiffs in some Actions seek unspecified damages or injunctive relief, or both. Actions are in various procedural stages, and some are covered in part by insurance.

We cannot predict with assurance the outcome of Actions brought against us. Accordingly, adverse developments, settlements or resolutions may occur and negatively impact earnings in the quarter of such development, settlement or resolution. However, we do not believe that the outcome of any current Action would have a material adverse effect on our results of operations, liquidity or financial position taken as a whole.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee, including an executive officer (see Section 11), of Gap Inc. or our subsidiaries (collectively referred to as Gap Inc., the Company, we, our or us) and you remain employed by Gap Inc. or a successor entity through the expiration date on which the exchanged options are cancelled. Certain of our executive officers listed on Schedule A to this offer are eligible to participate in this offer. Our non-employee directors are not eligible to participate in the offer. In order to participate in the offer, you must hold eligible options. Only employees in the United States hold eligible options.

To receive new options, you must remain employed by Gap Inc. or a successor entity through the new option grant date, which is the same day as the cancellation date. If we do not extend the offer, the cancellation date and the new option grant date will be December 22, 2005. If, for any reason, you do not remain an employee of Gap Inc. or a successor entity through the new option grant date, the tender of your eligible options will not be accepted, you will keep your eligible options in accordance with their original terms, and you will not receive any new options, cash payments or other benefit for your tendered options. Unless you have an express written contract with the company signed by an authorized officer of the company, your employment with Gap Inc. will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange eligible options that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date.

Options to purchase common stock are eligible options under this offer only if each of the following conditions is met:

•	the options were granted under Gap Inc.’s 1996 Stock Option and Award Plan, as amended and restated, or Gap Inc.’s 2002 Stock Option Plan, as amended and restated (formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program”);

•	the options have an exercise price per share that was less than the fair market value per share of the common stock underlying the options on the options date of grant;

•	any portion of the options were unvested as of December 31, 2004;

•	the options are outstanding as of the last date on which this offer remains open for acceptance; and

•	the options are held by an eligible employee.

As noted above, in order to be eligible, options must be outstanding as of the expiration date. For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for exchange. In addition, any options that vested prior to January 1, 2005 are not eligible options, and are therefore not included and will retain the original terms under which they granted.

We will accept partial tenders of eligible options only if those options are covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). (See Q&A 16)

Any such portion of those options which are beneficially owned by a person who is not an employee of Gap Inc. may not be exchanged in this offer to exchange (even if title to that portion of the option grant is held by an eligible employee). However, the portion beneficially owned by the eligible employee may be tendered in the offer to exchange if eligible; such portion must be tendered for all remaining outstanding shares.

For instance, if you are an eligible employee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the exchange at all. This is your only choice with respect to this option grant.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options and, if applicable, cash payments as follows:

The eligible options each belong to one of three categories:

•	“Category 1” Options are those eligible options with an original grant date fair market value that is equal to or less than the fair market value on the offer expiration date;

•	“Category 2” Options are those eligible options with an original grant date fair market value that is greater than the fair market value on the offer expiration date and an exercise price that is less than the fair market value on the offer expiration date;

•	“Category 3” Options are those eligible options with an exercise price equal to or greater than the fair market value on the offer expiration date.

Option Category	Summary of Option Exchange Consideration

Category 1 (See example below)

1.      You will be granted an equivalent number of new options with an exercise price equal to the fair market value of a share of our common stock on the original grant date.

2.      For any vested options, you will receive a cash payment promptly after the offer expiration date based on the difference between the original grant date fair market value and the original exercise price.

3.      For any unvested options, you will receive cash payments promptly after future vesting dates based on the difference between the original grant date fair market value and the original exercise price or, if lower, the difference between the fair market value on the future vesting date and the original exercise price.

Category 2 (See example below)

1.      You will be granted an equivalent number of new options with an exercise price equal to the fair market value of a share of our common stock on the offer expiration date.

2.      For any vested options, you will receive a cash payment promptly after the offer expiration date based on the difference between the fair market value on the offer expiration date and the original exercise price.

3.      For any unvested options, you will receive cash payments promptly after future vesting dates based on the difference between the fair market value on the offer expiration date and the original exercise price or, if lower, the difference between the fair market value on the future vesting date and the original exercise price.

Category 3 (See example below)	1. You will be granted new options with an exercise price equal to the original exercise price. No cash payments are made.

Please note that if you are not employed by Gap Inc. on a date when you are supposed to receive a cash payment or vest in a portion of an option grant, you will not receive any payment that would have been made, or vest in any portion of an option grant that would have vested, on that date.

Below are examples that illustrate the three Categories described above using the following assumptions:

•	Offer expiration date fair market value is $17 per share. Note that this is only an assumption for purposes of this example, we have no way of predicting what the actual offer expiration date fair market value will be.

•	You were originally granted options to purchase 8,000 shares of stock.

•	The options are scheduled to vest with respect to 2,000 shares each year.

•	The options were not vested with respect to 6,000 of those shares on December 31, 2004.

•	This will be an eligible option with respect to 6,000 shares.

•	On the offer expiration date, 2,000 were vested and 4,000 are not vested.

Category 1 Example

Additional assumptions related to Category 1:

•	The original exercise price of eligible options is equal to $7.

•	The original grant date fair market value was $14 per share.

If you tender the eligible options, you will receive the following:

1.	New options to purchase 6,000 shares with an exercise price equal to $14 per share of which 2,000 are vested and 4,000 are not vested.

2.	A cash payment for the vested eligible options of $14,000 [($14-$7) multiplied by 2,000] less applicable withholding taxes.

3.	Future cash payments for the unvested eligible options as soon as practicable after future vesting dates of a maximum of $28,000 [($14-$7) multiplied by 4,000 or, if the future vesting date fair market value is lower than $14, the future vesting date fair market value less $7 multiplied by 4,000 shares] less applicable withholding taxes.

Category 2 Example

Additional assumptions related to Category 2:

•	The original exercise price of eligible options is equal to $12.

•	The original grant date fair market value was $24 per share.

If you tender the eligible options, you will receive the following:

1.	New options to purchase 6,000 shares with an exercise price equal to $17 (the fair market value on the offer expiration date) per share of which 2,000 are vested and 4,000 are not vested.

2.	A cash payment for the vested eligible options of $10,000 [($17-$12) multiplied by 2,000] less applicable withholding taxes.

3.	Future cash payments for the unvested eligible options as soon as practicable after future vesting dates of a maximum of $20,000 [($17-$12) multiplied by 4,000 or, if the future vesting date fair market value is lower than $17, the future vesting date fair market value less $12 multiplied by 4,000 shares] less applicable withholding taxes.

Category 3 Example

Additional assumptions related to Category 3:

•	The original exercise price of eligible options is equal to $20.

•	The original grant date fair market value was $40 per share.

If you tender the eligible options, you will receive the following:

1.	New options to purchase 6,000 shares with an exercise price equal to $20 per share, of which 2,000 are vested and 4,000 are not vested.

If you exchange Category 1 or Category 2 options that are unvested and you are no longer an employee of Gap Inc. on a future date that the original options would have vested, you will not receive future cash payments as detailed above.

All new options will be subject to the terms of our 1996 Stock Option and Award Plan, as amended and restated, and to a new option agreement between you and Gap Inc. The current form of option agreement under the 1996 Stock Option and Award Plan, as amended and restated, is attached as an exhibit to the Schedule TO with which this offer has been filed. See Section 9 for a description of the 1996 Stock Option and Award Plan, as amended and restated.

The expiration date for this offer will be 5:00 p.m., Pacific Time, on December 22, 2005, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

In September 2005, the U.S. Treasury Department and Internal Revenue Service issued proposed regulations under Section 409A of the Internal Revenue Code, which was added by the American Jobs Creation Act of 2004. The proposed regulations covering Section 409A provide that stock options that vest after December 31, 2004 that were issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) generally are deferred compensation that is not compliant with Section 409A and will likely result in income recognition by the optionee prior to exercise, an additional twenty percent (20%) income tax, and potential interest charges. The eligible options were granted at prices less than the fair market value on the date of grant and, therefore, if not exchanged would likely subject the optionees to income recognition before the options are exercised and the additional tax. Because the proposed regulations do not explicitly address this, it is unclear how the amount of taxable income and the additional twenty percent (20%) income tax will be calculated, but we think that it is likely that the amount of the discount will be taxed when the options vest and it is possible that during each subsequent tax year, any increase in value of the underlying stock would be taxed. In addition, Section 409A provides that any interest obligation to the Internal Revenue Service that may result from underpayment of these additional taxes will be determined at the rate that normally applies to tax underpayments plus an additional one percent.

In the past, we granted discounted options on a select basis to attract and/or retain key executives as part of their overall compensation packages (this includes 13 of the 36 eligible employees). For example, upon the initial employment of Paul Pressler, our CEO, the Compensation and Management

Development Committee of the Board of Directors granted him a combination of discount options, such as those subject to this offer, but also granted him options with an exercise price equal to the then current fair market value, and “premium price” options (i.e. options with an exercise price greater than the then current fair market value). The efforts by Gap Inc. to design compensation awards such as Mr. Pressler’s award, that create appropriate long-term incentives have been recognized outside the Company. For example, in a November 19, 2002 column in “Bloomberg News,” entitled “Gap Breaks the Mold With CEO Pay,” Graef Crystal cited favorably the Company’s innovative stock option package granted to Mr. Pressler. Mr. Crystal said that the award’s “stringent vesting restrictions make the options more of a long-term incentive – which is what it’s supposed to be – and the option grants don’t come with a huge front-end bonus.” He also said that “Gap’s inventive approach comes close to reconciling the ultimately irreconcilable desires of both shareholders and the new CEO.”

The remaining 23 of the 36 eligible employees subject to this offer received slightly discounted options solely to correct an administrative oversight in the grant recommendation process. This oversight inadvertently excluded these employees from the list presented for approval when fair market value options were granted. The grants were made at a later date at a price that put the employees in the same position they would have been if they had not been missed in the grant recommendation process. However, the fact that these options were made as of a later date resulted in such employees receiving discounted options.

Unfortunately, the recently enacted tax legislation under the American Jobs Creation Act of 2004 and proposed tax regulations provide that these options are likely to cause the optionees, including Mr. Pressler, to be subjected to significantly unfavorable tax consequences that were not anticipated at the time of the grant of the options. If the options are cancelled and new options issued, along with cash payments where applicable, the unfavorable tax consequences as described in Section 14 will be eliminated and the Company’s incentive and retention goals for these options will be maintained.

We have designed this offer in a way that is specifically contemplated by the Treasury Department and the Internal Revenue Service in the proposed regulations to avoid unfavorable tax consequences under the recent legislation, yet preserve as best as practicable the economic characteristics originally contemplated when the option grants were made. To accommodate the intended option exchange consideration, which may include cash payments, the proposed regulations require us to make this offer and issue the option exchange consideration prior to December 31, 2005.

The Compensation and Management Development Committee’s independent compensation consultant, George Paulin of Frederic W. Cook & Co., Inc., endorsed this offer. Mr. Paulin believes that the offer is reasonable and appropriately reflects the objective that guided the Committee, which was to treat employees fairly by preserving as closely as practicable the economic characteristics that were contemplated when the grants were originally made. The offer appropriately aligns with the spirit and requirements of the new tax regulations for amending past practice to comply, and maintains the employment retention and employee ownership characteristics of the original grants. The Committee has approved this offer.

Because the Category 1 and Category 2 options have intrinsic value, the cash payments with respect to these options were designed to make the optionees whole for the adjustment in option exercise price on the offer expiration date.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or are involved with negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Gap Inc. or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, except for repurchases of our stock by us in the ordinary course of business or in accordance with our previously announced plans or the exercise of stock options and/or sale of common stock pursuant to Rule 10b5-1 stock trading plans; or

•	any change in our certificate of incorporation, bylaws or other governing instruments, or other actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor for assistance on how this may affect your individual situation. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Options.

Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Stock Administration (attn: Frank Garcia) either via facsimile at (415) 427-6983 or by hand at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A., along with any other required documents. Stock Administration must receive the properly completed and signed election forms before the offer expiration date. The offer expiration date will be 5:00 p.m., Pacific Time, on December 22, 2005, unless we extend the offer.

To help you review your outstanding eligible options, we will provide you with an Addendum listing your eligible options. If we do not receive your election form by the deadline, then you will not participate in the offer, and all eligible options you currently hold will remain unchanged at their original price and terms.

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on December 22, 2005, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the offer expiration date, as described in Section 5. You may change your mind, as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the offer expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Stock Administration by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express or similar service provider, are not permitted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all properly tendered options.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by e-mail or other method of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be December 22, 2005.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all eligible option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Gap Inc. and you, subject to the terms and conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw the options that you previously elected to exchange only in accordance with the provisions of this section.

If you have previously elected to tender your options, you may withdraw that election at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on December 22, 2005. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 19, 2006, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Stock Administration (attn: Frank Garcia) either via facsimile at (415) 427-6983 or by hand at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A., in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the offer expiration date. Stock Administration must receive the properly completed and signed withdrawal form before the offer expiration date. The offer expiration date will be 5:00 p.m., Pacific Time, on December 22, 2005, unless we extend the offer

You may not rescind any withdrawal unless you properly re-elect to exchange all eligible options before the offer expiration date. To re-elect to exchange all of your eligible options, you must submit a new election form to Stock Administration before the offer expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Stock Administration by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express or similar service provider, are not permitted.

6.	Acceptance of options for exchange and issuance of new options and cash payments.

Subject to the terms and conditions of this offer and promptly following the offer expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the offer expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which is on the same date as the offer expiration date. We expect that the cancellation date will be December 22, 2005, unless the offer period is extended. As of that same date, you will become entitled to receive the option exchange consideration described below, subject to any applicable vesting.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this offer to exchange, we currently expect that we will accept promptly after the offer expiration date all properly tendered options that are not validly withdrawn.

In exchange for the cancelled options, you will be entitled to receive option exchange consideration, which will consist of new options and, if applicable, cash payments as described in Section 2 of this offer to exchange. We will grant the new options on the new option grant date. The new option grant date will be the same date as the expiration date, which will be the same date on which your exchanged options are cancelled. We expect the new option grant date will be December 22, 2005. If the expiration date is delayed, the new option grant date will be similarly delayed.

Promptly after the expiration of the offer, we will send you documentation regarding your new options. Any cash payments owed to you for exchanged options that were vested at the time the offer expires will be paid to you, less any applicable tax withholdings, promptly after the expiration of the offer and these payments will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Any cash payments owed to you for exchanged options that were not vested at the time the offer expired will be paid to you, less any applicable tax withholdings, over the remaining vesting schedule of the exchanged options, provided that you remain an employee on each relevant vesting date. Promptly following the expiration of the offer, if applicable, we will send you a “Promise to Make Cash Payment” evidencing your right to receive cash payments promptly after future vesting dates. If you do not receive a Promise to Make Cash Payment within seven (7) U.S. business days after the expiration date, please contact Frank Garcia by telephone at (415) 427-4697. You will receive payments promptly following each such vesting date.

If, for any reason, you are not an employee of Gap Inc. or a successor entity through the offer expiration date, you will not receive any new options, cash payments or other benefit in exchange for your options that have been tendered pursuant to this offer and your eligible options will not be accepted for exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule. Please see Section 14 for a description of the tax consequences to you of accepting and not participating in this offer.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer);

•	there shall have occurred:

-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

-	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

-	if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•	a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that

-	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

-	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

-	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options, or

-	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Gap Inc. that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Gap Inc.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the offer expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the offer expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

Gap Inc. common stock that underlies your options is traded on the New York Stock Exchange under the symbol “GPS.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ending January 28, 2006
4th Quarter (through November 21), 2005	$18.52	$17.12
3rd Quarter	$21.80	$16.07
2nd Quarter	$21.62	$19.75
1st Quarter	$22.55	$20.84
Fiscal Year Ended January 29, 2005
4th Quarter	$23.75	$19.90
3rd Quarter	$22.76	$18.12
2nd Quarter	$25.72	$21.13
1st Quarter	$23.39	$18.75
Fiscal Year Ended January 31, 2004
4th Quarter	$23.47	$18.15
3rd Quarter	$21.29	$16.99
2nd Quarter	$19.63	$16.24
1st Quarter	$16.97	$12.01

On November 21, 2005, the last reported sale price of our common stock, as reported by the New York Stock Exchange was $17.47 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options and, if applicable, cash payments in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange.

If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 1,970,400 shares of our common stock, or approximately 0.23% of the total shares of our common stock outstanding as of October 29, 2005. We cannot calculate the amount of cash payments that may be paid out under this offer, as the cash payments are calculated based on the fair market value of our common stock on future dates. We intend to fund any cash payments from available cash on hand.

General Terms of New Options.

If we have accepted and cancelled your tendered options, you will receive one (1) new option for every one (1) exchanged option. For purposes of this offer, the term “option” generally refers to an option to purchase one share of our common stock. In accordance with Section 2 of this Offer to Exchange, your option exchange consideration may also consist of cash payments.

New options will be granted on the new option grant date (expected to be December 22, 2005) under the 1996 Stock Option and Award Plan, as amended and restated. All new options will be subject to a new stock option agreement between you and Gap Inc.

If your exchanged options were granted under the 1996 Stock Option and Award Plan, as amended and restated, the terms and conditions of the new options granted in exchange will remain the same (except for the exercise price). If your exchanged options were granted under Gap Inc.’s 2002 Stock Option Plan, as amended and restated (formerly known as “Stock Up On Success, The Gap, Inc.’s

Stock Option Bonus Program”), the terms and conditions of your new options may vary from the terms and conditions of your exchanged options, because all new options will be granted under the 1996 Stock Option and Award Plan; however, such changes generally will not substantially or adversely affect your rights.

The new options will be nonstatutory options of the same type (for U.S. tax purposes) as the exchanged options which they replace.

The following description summarizes the material terms of our 1996 Stock Option and Award Plan, as amended and restated. Our statements in this offer to exchange concerning the plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plan, and the form of option agreement under the plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A., Attention: Stock Administration (telephone: (415) 427-4697), to receive a copy of the plan, and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Summary of the 1996 Stock Option and Award Plan, as Amended and Restated.

The 1996 Stock Option and Award Plan, as amended and restated, permits grants of stock options, stock appreciation rights, restricted stock awards, performance units, and performance shares to eligible participants. The maximum number of common shares subject to options currently outstanding under our 1996 Stock Option and Award Plan is approximately 45,902,791 shares. As of November 21, 2005, the maximum number of shares available for future issuance under the 1996 Stock Option and Award Plan is approximately 41,314,103. The 1996 Stock Option and Award Plan is administered by a committee appointed by the Board of Directors (the “Committee”). Subject to the terms of the 1996 Stock Option and Award Plan, the Committee has the discretion to select the employees, consultants, and non-employee directors who will be granted options, determine the terms and conditions of such options, and to construe and interpret the provisions of the 1996 Stock Option and Award Plan and any outstanding options.

Term of Options.

The term of options granted under the 1996 Stock Option and Award Plan generally is as stated in the option agreement. All new options granted pursuant to this offer will expire on the same date as the scheduled expiration of your exchanged options. In each case, new options will expire earlier upon your termination of employment with Gap Inc.

Termination of Employment Before the New Option Grant Date.

If, for any reason, you are no longer an employee of Gap Inc. on the new option grant date, your eligible options will not be accepted for exchange and you will not receive any new options. Your employment with Gap Inc. will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice.

Termination of Employment After the New Option Grant Date.

Options. Options under the 1996 Stock Option and Award Plan generally are exercisable, to the extent vested for three (3) months from the date of termination if the optionee’s employment terminates for a reason other than his or her death or retirement. If the optionee’s employment terminates by reason of death or retirement, the optionee generally will have one (1) year from the date of termination to exercise the new option.

Cash Payments. If you exchange Category 1 or Category 2 options that are unvested and if you are no longer an employee of Gap Inc. on the date that the exchanged options would have vested, you will not receive cash payments as detailed in Section 2 on those vesting dates.

Exercise Price.

The Committee generally determines the exercise price at the time the options are granted. For each exchanged option, the exercise price of the new options will depend on the category (as described in Section 2) into which the options fall. Category 1 new options will have an exercise price per share equal to the fair market value of our common stock on the exchanged option’s original grant date. Category 3 new options will have an exercise price per share equal to the exercise price of the exchanged options. Category 2 new options will have an exercise price per share equal to the fair market value of our common stock on the new option grant date, which will be the fair market value of our common stock on the offer expiration date. The new option grant date is expected to be December 22, 2005. As a result, we cannot predict the exercise price of new options granted in exchange for Category 2 options.

Vesting and Exercise.

Each stock option agreement specifies the terms of the new options and the date on which the new options become exercisable. The Committee generally determines the terms of vesting. Any new options you receive will be subject to the same vesting schedule as the options they replace. That means that upon grant your new options will be vested to the same extent and will continue to vest at the same rate as the exchanged options they replace. Vesting is subject to your continued service to us through each relevant vesting date.

Adjustments Upon Certain Events.

Events Occurring after the New Option Grant Date. If we are acquired after your tendered options have been accepted, cancelled and exchanged for new options, the treatment of your new options in such a transaction will be governed by the terms of the transaction agreement or the terms of the 1996 Stock Option and Award Plan, as amended and restated, and your new option agreement.

Our 1996 Stock Option and Award Plan, as amended and restated, provides that in the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in our corporate structure affecting the shares of common stock, the Committee will adjust the number and class of shares of common stock which may be delivered under the 1996 Stock Option and Award Plan, and the number, class, and price of shares of common stock subject to outstanding options, in such a manner as the Committee will determine to be appropriate to prevent the dilution or diminution of such options.

Transferability of Options.

New options granted under the 1996 Stock Option and Award Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. If permitted by the Committee (at its discretion), an optionee may designate one or more beneficiaries to receive any exercisable or vested options following his or her death.

Amendment and Termination of the 1996 Stock Option and Award Plan

The Board generally may amend or terminate the 1996 Stock Option and Award Plan at any time and for any reason.

Registration of Shares Underlying Options.

All of the shares of Gap Inc. common stock issuable upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the Securities Act) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Gap Inc. for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Gap Inc.

Our principal executive offices are located at 2 Folsom Street, San Francisco, CA 94105 U.S.A., and our telephone number is (650) 952-4400. Questions regarding this option exchange should be directed to Frank Garcia or Ken Kennedy at Gap Inc. at the following telephone numbers:

Frank Garcia The Gap, Inc. 2 Folsom Street San Francisco, CA 94105 (415) 427-4697	or	Ken Kennedy The Gap, Inc. 901 Cherry Avenue San Bruno, CA 94066 (415) 874-6951

Gap Inc. is a global specialty retailer operating retail and outlet stores selling casual apparel, accessories, and personal care products for men, women and children under the Gap, Banana Republic, Old Navy, and Forth & Towne brands. We design virtually all of our products, which are manufactured by independent sources, and sell them under these brands. We operate stores in the United States, Canada, the United Kingdom, France and Japan. In addition, our U.S. customers may shop online at gap.com, bananarepublic.com, and oldnavy.com.

The financial information included in our annual report on Form 10-K for the fiscal year ended January 29, 2005 and our quarterly report on Form 10-Q for the fiscal quarter ended July 30, 2005 is incorporated herein by reference. Please see Section 18 of this offer to exchange entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $6.01 at July 30, 2005.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Six Months Ended
	January 29, 2005	January 31, 2004	July 30, 2005	July 31, 2004
Ratio of earnings to fixed charges	3.7x	3.3x	4.1x	3.4x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Gap Inc. to be representative of the interest factor of rental payments under operating leases.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A. The non-employee members of our board of directors may not participate in this offer. However, our executive officers may participate in this offer if they hold eligible options. As of November 21, 2005, our executive officers and directors (19 persons) as a group held options unexercised and outstanding under our 1996 Stock Option and Award Plan, as amended and restated, to purchase a total of 14,042,311 of our shares, which represented approximately 31% of the shares subject to all options outstanding under our 1996 Stock Option and Award Plan as of that date. As of the same date, our executive officers and directors as a group held no options under our 2002 Stock Option Plan, as amended and restated.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under our 1996 Stock Option and Award Plan and our 2002 Stock Option Plan outstanding as of November 21, 2005 and information regarding the options eligible for exchange in this offer to exchange as of such date. An asterisk (*) indicates that the individual is a non-employee director. Executive officers, but not non-employee directors, are eligible to participate in the offer if they hold eligible options.

Name	Number of Options Outstanding Under our 1996 and 2002 Stock Plans as of November 21, 2005**	Number of Eligible Options as of November 21, 2005	Grant Price of Eligible Options		Fair Market Value of Eligible Options at Grant Date
Howard Behar*	26,250	0
Adrian D. P. Bellamy*	67,749	0
Nicholas J. Cullen	410,000	0
Domenico De Sole*	22,500	0
Donald G. Fisher	0	0
Doris F. Fisher*	0	0
Robert J. Fisher*	30,750	0
Cynthia Harriss	780,000	100,000		$10.12		$20.23
Penelope L. Hughes*	30,000	0
Bob L. Martin*	30,000	0
Jenny J. Ming	3,366,500	100,000 100,000	$ $	6.55 11.02	$ $	13.10 22.05
Jorge P. Montoya*	26,250	0
Byron H. Pollitt, Jr.	870,000	100,000 75,000	$ $	10.24 7.12	$ $	20.48 14.23
Paul S. Pressler	7,100,000	1,100,000		$5.92		$11.83
Eva M. Sage-Gavin	460,000	37,500		$7.21		$14.41
James M. Schneider*	26,250	0
Lauri M. Shanahan	736,062	0
Mayo A. Shattuck III*	33,750	0
Margaret C. Whitman*	26,250	0
All directors and executive officers as a group	14,042,311	1,612,500

**	With the exception of Ms. Ming, Mr. Pollitt, and Mr. Pressler, who own 4%, 1%, and 9%, respectively, each director and executive officer owns less than 1% of the total options outstanding under our 1996 Stock Option and Award Plan and 2002 Stock Option Plans. All directors and executive officers as a group own 18% of the total options outstanding under our 1996 Stock Option and Award Plan and 2002 Stock Option Plans.

In addition to the 1,612,500 eligible options held by executive officers, there are an additional 357,900 eligible options held by other employees, for a total of 1,970,400 eligible options.

Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our 1996 Stock Option and Award Plan or our 2002 Stock Option Plan during the 60 days before and including November 23, 2005, except the entry into a Rule 10b5-1 stock trading plan by Paul Pressler on November 22, 2005 for the exercise of options to purchase and sale of 250,000 shares of our common stock on or after January 21, 2006.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under our 1996 Stock Option and Award Plan, as amended and restated, and our 2002 Stock Option Plan, as amended and restated, as applicable. To the extent shares returning to the plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further shareholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Current accounting rules require that the repricing of options be accounted for as a modification of the original award and as a variable award which may result in stock-based compensation charges to Gap Inc. As a result, we may be required to remeasure compensation expense and record a charge against earnings with respect to this new measurement of compensation and any future appreciation of our common stock underlying the repriced options until the end of fiscal year 2005 (January 28, 2006), at which time new accounting rules will go into effect. Under the new accounting rules, which will take effect in fiscal year 2006 (beginning January 29, 2006), compensation charges against earnings with respect to the new options will be calculated based upon the modified fair value of the options in accordance with standards under the new rules and the variable accounting treatment will cease.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NYSE listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options, you will not receive any other benefit for the options you tendered, and your eligible options will not be accepted for exchange.

14.	Material U.S. federal income tax consequences.

If You Participate in the Offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Cash Payments.

If you receive any cash payments as part of your option exchange consideration under this offer, these payments will be taxable to you at the time of receipt and generally will constitute wages from which income tax and employment tax withholding will be required. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you.

New Options.

If you are an option holder who exchanges outstanding eligible options for new options, you should not be required to recognize income for U.S. federal income tax purposes with respect to your new options at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

If you exchange options under this offer, your new options will be nonstatutory options of the same type (for U.S. tax purposes) as the exchanged options which they replace.

Nonstatutory Stock Options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. Any income recognized upon exercise of a nonstatutory stock option generally will constitute wages from which income tax and employment tax withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor for assistance on how this may affect your individual situation.

We recommend that you consult The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor with respect to the federal, state and local tax consequences of participating in the offer.

If You Do Not Participate in the Offer.

The following is a summary of the material U.S. federal income tax consequences of declining to participate in the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Your decision not to exchange your eligible options in this offer could result in potentially adverse tax consequences to you. Please read this section carefully and talk to your tax advisors regarding your decision about participation in this offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. The proposed regulations covering Section 409A provide that stock options that vest after December 31, 2004 that were issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) generally are deferred compensation that is not compliant with Section 409A and will likely result in income recognition by the optionee prior to exercise, an additional twenty percent (20%) income tax, and potential interest charges. The eligible options were granted at prices less than the fair market value on the date of grant and, therefore, if not exchanged would likely subject the optionees to income recognition before the options are exercised and the additional tax. Because the proposed regulations do not explicitly address this, it is unclear how the amount of taxable income and the additional twenty percent (20%) income tax will be calculated, but we think that it is likely that the amount of the discount will be taxed when the options vest and it is possible that during each subsequent tax year, any increase in value of the underlying stock would be taxed. In addition, Section 409A provides that any interest obligation to the IRS that may result from underpayment of these additional taxes will be determined at the rate that normally applies to tax underpayments plus an additional one percent.

Based on our interpretation of guidance issued by the Treasury Department, an exception to the tax treatment described in the preceding paragraph may apply to you to the extent that you exercise your eligible options on or before December 31, 2005. Guidance issued by the Treasury Department that accompanies the proposed tax regulations indicates that exercise of eligible options by such date will remove the exercised options from application of the rules imposed by Section 409A that otherwise would result in income recognition, the 20% additional tax, and potential interest charges. Note that this exception does not apply to eligible options that either vest or are exercised after December 31, 2005. Because the application of this exception will depend on your particular grant and financial situation, we recommend that you consult with The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor for assistance on how this may affect your individual situation.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the offer expiration date, we will also extend your right to withdraw tenders of eligible options until such extended offer expiration date. In the case of an extension, we will send you an e-mail or other communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled offer expiration date.

We also reserve the right, in our reasonable judgment, before the offer expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and cancellation of any options elected to be exchanged) if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the offer expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if options that were tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, the options will not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 5 U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our annual report on Form 10-K for our fiscal year ended January 29, 2005, filed with the SEC on March 28, 2005;

2.	Our definitive proxy statement on Schedule 14A for our 2005 annual meeting of shareholders, filed with the SEC on March 28, 2005;

3.	Our quarterly reports on Form 10-Q for our fiscal quarters ended April 30, 2005 and July 30, 2005, filed with the SEC on June 2, 2005, and September 1, 2005, respectively;

4.	Our current reports on Form 8-K filed with the SEC on February 3, February 24, March 3, March 4, March 16, March 24, March 31, April 7, April 15, April 19, April 21, May 5, May 11, May 11, May 19, June 2, July 7, July 20, August 4, August 18, September 1, September 28, October 6, November 3, November 8, 2005, and November 17, 2005 (other than the portions of these documents not deemed to be filed); and

5.	The description of our Common Stock contained in any registration statement on Form 8-B filed by us under the U.S. Securities Exchange Act of 1934, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A., Attention: Stock Administration, or telephoning Frank Garcia at (415) 427-4697.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

Attached as Schedule B to this offer are our summary financial statements for our fiscal quarter ended July 30, 2005 and for our fiscal year ended January 29, 2005. Our full financial statements as included in our quarterly report on Form 10-Q for our fiscal quarter ended July 30, 2005, filed with the SEC on September 1, 2005 and our annual report on Form 10-K for our fiscal year ended January 29, 2005, filed with the SEC on March 28, 2005 are incorporated by reference herein. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF THE GAP, INC.

The directors and executive officers of The Gap, Inc. are set forth in the following table:

Name	Position and Offices Held

Paul S. Pressler	President and Chief Executive Officer, Director

Nicholas J. Cullen	Executive Vice President and Chief Supply Chain Officer

Donald G. Fisher	Founder, Director and Chairman Emeritus

Cynthia Harriss	President, Gap North America

Jenny J. Ming	President, Old Navy Division

Byron H. Pollitt, Jr.	Executive Vice President and Chief Financial Officer

Eva M. Sage-Gavin	Executive Vice President, Human Resources

Lauri M. Shanahan	Executive Vice President, General Counsel and Chief Compliance Officer

Robert J. Fisher*	Chairman of the Board of Directors

Howard Behar*	Director

Adrian D. P. Bellamy *	Director

Domenico De Sole*	Director

Doris F. Fisher*	Director

Penelope L. Hughes*	Director

Bob L. Martin*	Director

Jorge P. Montoya*	Director

James M. Schneider*	Director

Mayo A. Shattuck III*	Director

Margaret C. Whitman*	Director

The address of each executive officer and director is: c/o The Gap, Inc., 2 Folsom Street, San Francisco, CA 94105 U.S.A.

Our executive officers are eligible to participate in this option exchange program if they hold eligible options. Our non-employee directors, marked with an asterisk (*) above, are not eligible to participate in this option exchange offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF THE GAP, INC.

(in millions, except earnings per share)

	Year Ended		Six Months Ended
	January 29, 2005	January 31, 2004	July 30, 2005	July 31, 2004
Summary of consolidated statements of operations:
Net sales	$16,267	$15,854	$3,716	$3,721
Earnings before income taxes	1,872	1,684	443	319
Net earnings	1,150	1,031	272	195
Earnings per share-basic	1.29	1.15	0.30	0.22
Earnings per share-diluted	1.21	1.09	0.30	0.21

	January 29, 2005	January 31, 2004	July 30, 2005
Summary of consolidated balance sheets:
Total current assets	$6,304	$6,703	$5,150
Property and Equipment, net	3,376	3,626	3,283
Other assets	368	384	430
Total current liabilities	2,242	2,547	2,033
Total long-term liabilities	2,870	3,518	1,450
Total shareholders’ equity	4,936	4,648	5,380
Shareholders’ equity (book value) - per share	5.53	5.21	6.01

B-1